UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 29, 2008

VS HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	11-3664322
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

2101 91st Street

North Bergen, New Jersey 07047

(Addresses of Principal Executive Offices, including Zip Code)

(800) 223-1216

(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directions; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 20 2008, B. Michael Becker and Beth M. Pritchard were appointed to the board of directors of VS Parent Inc., the sole shareholder of VS Holdings, Inc.

Mr. Becker, 62 years of age, was a former audit partner for Ernst & Young LLP prior to his retirement in 2006. Subsequent to his retirement in 2006 Mr. Becker began a consulting practice which currently has an arrangement with Ernst & Young LLP to provide consulting services to two of its clients in the capacity of accounting and audit. Mr. Becker served as an audit partner for Ernst & Young LLP since 1979, where he spent the entirety of his career prior to his retirement. Mr. Becker holds an MBA and is a Certified Public Accountant.

Ms. Pritchard, 60 years of age, is Vice Chairman of Dean & Deluca. Ms. Pritchard joined Dean & Deluca in 2006, having previously served as President and CEO of Organized Living from 2004 until May 2005, when it filed a reorganization petition under Chapter 11 of the federal bankruptcy code and was subsequently liquidated. She also served as President and CEO of Bath & Body Works where she spent 12 years of her career helping to develop it into a specialty retail chain. Ms Pritchard has served on the board of Borders Group, Inc., and currently serves as a director of both Ecolab and Albertsons, Inc.

Under VS Parent’s director compensation program Mr. Becker and Ms. Pritchard will receive $5,000 per quarterly board meeting attended and an additional $1,000 for each committee meeting that they attend. In addition, both Mr. Becker and Ms. Pritchard will each be issued 15,000 stock-option grants. These stock-option grants are subject to a 25% vesting per year over four years and expire in ten years.

We confirm there is no transaction between Mr. Becker and Ms. Pritchard and VS Parent and its subsidiaries that would require disclosure under item 404(a) of regulation S-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Vitamin Shoppe Holdings, Inc.

Date: January 31, 2008	By:	/s/ Michael G. Archbold
	Name:	Michael G. Archbold
	Title:	Chief Financial Officer